Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended
Registration Number 333-249889

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus dated November 5, 2020)

9,522,489 Shares of

Class A Common Stock

This Prospectus Supplement supplements the prospectus included as part of the Registration Statement on Form S-3 filed on November 5, 2020 (the “Prospectus”) relating to the sale by the holders of Class A common stock of Twilio Inc.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “TWLO.”

Investing in our Class A common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 4 of the Prospectus, as well as under similar headings in the other documents that are incorporated by reference into the Prospectus.

This Prospectus Supplement is filed solely for the purpose of including a selling stockholder who has acquired or will acquire shares of Class A common stock included for resale in this Prospectus from certain existing selling stockholders. As of December 10, 2020, the Selling Stockholder table included under the Section “SELLING STOCKHOLDERS,” which begins on page 14 of the Prospectus, is revised to amend the information with respect to the following selling stockholder:

	Beneficial Ownership Prior to This Offering				Beneficial Ownership After This Offering
Name of Selling Stockholder(1)	Class A Shares	Class B Shares	% of Total Voting Power Before This Offering	Number of Class A Shares	Class A	Class B	% of Total Voting Power After This Offering
National Philanthropic Trust(2)	202,905	—	*	202,905	—	—	*

*	Denotes less than 1%.
(1)	Information regarding the selling stockholders may change from time to time. Any such changed information will be set forth in amendments or supplements if and when necessary.
(2)

Consists of (i) 66,345 shares transferred by The Peter and Erika Reinhardt Revocable Trust and (ii) 26,560 shares to be transferred by The Calvin French-Owen Revocable Trust, 65,000 shares to be transferred by Ilya D. Volodarsky and 45,000 shares to be transferred by Ian S. Taylor effective on or about December 11, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 10, 2020.